Exhibit 99.1

FOR IMMEDIATE RELEASE:

TopBuild Announces Mutual Termination of Agreement

to Acquire Specialty Products and Insulation

TopBuild’s Total Addressable Market is >$18 Billion;

Significant Opportunity to Continue Driving Growth Organically and through Acquisitions

DAYTONA BEACH, APRIL 22, 2024 — TopBuild Corp. (NYSE:BLD), a leading installer and specialty distributor of insulation and building material products to the construction industry in the United States and Canada, today announced the mutual termination of its agreement to acquire Specialty Products and Insulation (“SPI”), originally announced on July 27, 2023.

Robert Buck, President and Chief Executive Officer of TopBuild, stated, “We are highly disciplined around our approach to M&A and driving shareholder value.

“Over the last several months, we worked cooperatively to explore alternatives in a manner consistent with the Department of Justice’s view of the metal building insulation (“MBI”) business, which they defined narrowly. Because the parties were not able to agree to terms at a value that worked for both parties and that would be likely to obtain regulatory approval within the DOJ’s view of the MBI business, we have agreed to terminate the transaction.

“We intend to stay active on the acquisition front. We have a robust pipeline of opportunities, a core competency in integrating businesses and a proven M&A track record. Our total addressable market is more than $18 billion across the highly fragmented residential, commercial, and industrial and mechanical insulation end markets, and we continue to believe that reinvesting our strong free cash flow to make acquisitions will drive increased shareholder value.”

The parties agreed to terminate the transaction and withdrew their Hart-Scott Rodino filings effective April 22, 2024. Under the terms of the purchase agreement, TopBuild paid a termination fee of $23 million.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is a leading installer and specialty distributor of insulation and related building material products to the construction industry in the United States and Canada. We provide insulation installation services nationwide through our Installation segment which has approximately 240 branches located across the United States. We distribute building and mechanical insulation, insulation accessories and other building product materials for the residential, commercial, and industrial end markets through our Specialty Distribution business. Our Specialty Distribution network encompasses approximately 170 branches. To learn more about TopBuild please visit our website at www.topbuild.com.

Investor Relations and Media Contact

PI Aquino

PI.Aquino@topbuild.com

386-763-8801